Date: 24 October 2003
Release Number: 2003 - 40

Sale of Loral’s North American Satellite Assets to Intelsat Approved

Hamilton, Bermuda, 24 October 2003 — Intelsat, Ltd. today announced that the U.S. Bankruptcy Court for the Southern District of New York has approved the sale to Intelsat of the North American satellite assets of Loral Space & Communications and certain of its affiliates, as set forth in a definitive asset purchase agreement entered into among the parties. The purchase price under the agreement is valued by Loral at up to $1.1 billion.

Upon consummation of the transaction, the Loral assets, including four satellites in orbit and one satellite under construction that is expected to launch in mid-2004, will complete Intelsat’s coverage of the North American market. The new satellites and orbital locations will complement Intelsat’s existing global, end-to-end network, which includes 23 satellites, leased capacity on 2 additional satellites, five commercial teleports, strategic points of presence and fiber connections. As part of the agreement, Intelsat will acquire contracts with Loral customers in the cable television, broadcasting and private data networking segments.

“The court’s decision represents a major milestone in our efforts to acquire these assets,” said Conny Kullman, chief executive officer of Intelsat. “We look forward to providing the Loral customers with a smooth and efficient transition and hope to close the transaction as soon as possible.”

The assets to be acquired include the Telstar 5, Telstar 6, Telstar 7 satellites and Loral’s interest in the Telstar 13 satellite. These satellites today provide North American coverage from the 97°W, 93°W, 129°W and 121ºW orbital locations, respectively. The assets to be acquired also include one satellite under construction, Telstar 8, which is currently scheduled to launch into the 89°W orbital location in mid-2004. The agreement also includes rights to use the 77°W orbital location. The satellites to be acquired had a contracted backlog of approximately $495 million as of 30 September 2003.

The Bankruptcy Court’s order approving the sale of Loral’s North American satellite assets to Intelsat is subject to appeal for the 10 days following its entry, which occurred today. In addition, the closing of the Loral transaction remains subject to the receipt of FCC approvals and the satisfaction of other conditions routine in such transactions. Intelsat currently expects that required approvals could be obtained and closing could occur as early as 1st quarter 2004.

About Intelsat

Intelsat, Ltd. offers telephony, corporate network, video and Internet solutions around the globe via capacity on 25 geosynchronous satellites in prime orbital locations. Customers in approximately 200 countries rely on Intelsat satellites and ground resources for quality connections, global reach and reliability. For more information, visit www.intelsat.com.

Contact:

Dianne VanBeber
dianne.vanbeber@intelsat.com
+1 202 944 7406

Note: Some of the statements in this news release constitute forward-looking statements that do not directly or exclusively relate to historical facts, including statements relating to Intelsat’s expectation that required approvals could be obtained and closing of the Loral transaction could occur as early as the first quarter of 2004. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements as long as they are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements. When used in this news release, the words “will,” “expect,” and “believe” and other similar expressions are intended to identify forward-looking statements. The forward-looking statements made in this news release reflect Intelsat’s intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors, many of which are outside of Intelsat’s control. These factors could cause Intelsat’s actual results to differ materially from the expectations expressed or implied in the forward-looking statements and include known and unknown risks. In connection with any proposed strategic transaction, known risks include, but are not limited to, the failure to complete a planned transaction or the need to modify aspects of the transaction in order to obtain regulatory approvals; the inability to retain and continue to serve successfully customers gained in connection with the transaction; the inability to execute integration strategies successfully or to achieve planned synergies or business goals; and the incurrence of unexpected costs of integration. Known risks also include, but are not limited to, insufficient market demand for the services offered by Intelsat; the quality and price of services offered by Intelsat’s competitors; the risk of delay in implementing Intelsat’s business strategy; Intelsat’s access to sufficient capital to meet its operating and financing needs; changes in laws and regulations; political, economic and legal conditions in the markets Intelsat is targeting for communications services or in which Intelsat operates; general economic conditions; and a change in the health of Intelsat’s satellites or a catastrophic loss occurring during the in-orbit operations of any of Intelsat’s satellites. More detailed information about known risks is included in Intelsat’s annual report on Form 20-F for the year ended December 31, 2002 on file with the U.S. Securities and Exchange Commission. Because actual results could differ materially from Intelsat’s intentions, plans, expectations, assumptions and beliefs about the future, you are urged to view all forward-looking statements made in this news release with caution. Intelsat does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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